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July 11, 2002



Legg Mason Special Investment Trust, Inc.
100 Light Street
Baltimore, MD  21202

Dear Sir or Madam:

         Legg Mason Special Investment Trust, Inc. (the "Corporation") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated October 31, 1985. You have requested our opinion as to certain matters regarding the issuance of certain Shares of the Corporation. As used in this letter, the term "Shares" means the Primary Class, Institutional Class and Financial Intermediary Class shares of common stock of the Corporation. This opinion is valid with respect to each Class only during the time that Post-Effective Amendment No. 26 to the Corporation's Registration Statement is effective and has not been superseded by another post-effective amendment or registration statement on Form N-1A purporting to register Shares of that Class.

         We have, as counsel, participated in various corporate and other matters relating to the Corporation. We have examined copies of the Articles of Incorporation and By-Laws, the minutes of meetings of the directors and other documents relating to the organization and operation of the Corporation, either certified or otherwise proven to our satisfaction to be genuine, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that, when sold in accordance with the Corporation's Articles of Incorporation and By-Laws and the terms contemplated by Post-Effective Amendment No. 26 to the Corporation's Registration Statement, the Shares will have been legally issued and will be fully paid and nonassessable by the Corporation.

         We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 26 to the Corporation's Registration Statement on Form N-1A (File No. 33-1271) being filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Statement of Additional Information filed as part of the Registration Statement.

                                       Sincerely,

                                       /s/ Kirkpatrick & Lockhart LLP

                                       Kirkpatrick & Lockhart LLP